Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES RESCHEDULES ANNUAL MEETING OF SHAREHOLDERS AND

MODIFIES PROXY MATERIALS

Highlands Ranch, Colorado – May 22, 2012 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or “Company”) today announced that it has rescheduled its 2012 annual meeting of shareholders for 9:00 a.m. (local time) on July 19, 2012 at the Company’s offices located at 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129. At the annual meeting, shareholders of record as of May 31, 2012 will be asked to elect nine directors, ratify auditors, approve Amendment No. 1 to ADA’s Amended and Restated 2007 Equity Incentive Plan, and approve the Amended and Restated 2010 Non-Management Compensation and Incentive Plan.

The Company intends to file a Schedule 14A Definitive Proxy to provide additional detail regarding these matters on or about June 6, 2012 in advance of the upcoming annual meeting. The reorganization proposals described in the Company’s news release and draft joint preliminary proxy statement/prospectus dated March 16, 2012 have been withdrawn, including a related plan of merger, reincorporation of the new public entity in the state of Delaware and name change of the public entity.

Dr. Michael Durham, President and CEO of ADA, stated, “Because of delays in finalizing and mailing proxy materials related to the ongoing review and approval from the SEC for the reorganization, name change and related matters, we have decided to withdraw the proposal so we could provide a definitive date for our annual meeting. This will allow us to focus our attention on advancing our Refined Coal (“RC”) facilities to full operating status at locations around the country, and developing our portfolio of emission control and C02 capture technologies so that we can realize the significant financial benefits that we are expecting from these activities. We continue to believe that by the end of 2012 the leasing and operation of RC facilities will begin to generate annualized revenues and pre-tax income for ADA of approximately $100 million and $50 million, or $5.00 per share, per year, respectively, after payments to minority partners for the remaining life of the tax credits. Revenues and pre-tax income have the potential to double from those levels by the end of 2013.”

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyCleanTM technology to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and our patent pending M-45TM technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements regarding revenues, earnings, operating income, cash flows and other financial measures; the date the Schedule 14A Definitive Proxy will be filed and mailed; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of regulations and any legal challenges to them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; failure of CCS’ leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the leases for such facilities; decreases in the production of RC by the lessees; seasonality; failure to monetize the new CyClean and M-45 facilities; our inability to negotiate, execute and close on definitive agreements for the license of the M-45 technology to CCS; availability of raw materials and equipment for our businesses; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Additional information regarding these matters is available at www.sec.gov.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan
www.adaes.com	(212) 836-9608
DSullivan@equityny.com
Thomas Mei
(212) 835-9614
tmei@equityny.com